Exhibit 10.1
SEVENTH AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT
THIS SEVENTH AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT (this “Amendment”) is made this 16th day of May, 2019 (the “Effective Date”), by and between TMG TMC 3, L.L.C., a Delaware limited liability company (“Landlord”), and ALARM.COM INCORPORATED, a Delaware corporation (“Tenant”).
RECITALS:
A.Landlord’s predecessor-in-interest, Marshall Property LLC, and Tenant entered into that certain Deed of Office Lease Agreement dated August 8, 2014 (the “Original Lease”), as amended by that certain First Amendment to Deed of Office Lease Agreement dated as of May 29, 2015 (the “First Amendment”), that certain Second Amendment to Deed of Office Lease Agreement dated as of October 19, 2015 (the “Second Amendment”), that certain Third Amendment to Deed of Office Lease Agreement dated as of May 6, 2016 (the “Third Amendment”), that certain Fourth Amendment to Deed of Office Lease Agreement dated as of September 15, 2016 (the “Fourth Amendment”), that certain Fifth Amendment to Deed of Office Lease Agreement dated as of January 31, 2017 (the “Fifth Amendment”), and that certain Sixth Amendment to Deed of Office Lease Agreement dated as of October 10, 2018 (the “Sixth Amendment”) (collectively, as amended, the “Lease”), whereby Tenant leases approximately 159,601 rentable square feet of office space on the first (1st), third (3rd), fifth (5th), seventh (7th), eighth (8th), ninth (9th), tenth (10th), and eleventh (11th) floors, and known as Suite 1100 (collectively, the “Premises”), in a building located at 8281 Greensboro Drive, Tysons, Virginia 22102 (the “Building”).
B.Tenant and Landlord’s affiliate, TMG TMC 1 & 2, L.L.C., have entered into (or are in the process of entering into) a license agreement (the “License”) which permits Tenant to utilize the fitness facility located at 8251 Greensboro Drive, McLean, Virginia in accordance with the terms of the License.
C.The parties desire to modify the Lease to (i) increase Tenant’s parking rights, and (ii) extend the term of the Lease with respect to the “Additional Storage Space” (as defined in the Fourth Amendment), as more particularly set forth below.
NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Landlord and Tenant, Landlord and Tenant covenant and agree as follows:
1.    Parking.
(a)    Surface Parking Rights. Notwithstanding anything to the contrary, in lieu of Tenant’s parking rights to the Reserved Surface Spaces (as defined in the Third Amendment), from and after the Effective Date, Tenant shall be entitled to (i) fifteen (15) permits for reserved parking spaces on the surface lot adjacent to the Building (the “Surface Lot Reserved Spaces”) in the location shown by red, blue, and green boxes on Exhibit A attached hereto and incorporated herein, and (ii) twenty-seven (27) permits for spaces in the surface lot for Tenant’s exclusive use during the hours of 8:00 a.m. to 6:00 p.m. Monday – Friday only (the “Surface Lot Limited Reserved Spaces”) in the location shown by yellow boxes on Exhibit A (the Surface Lot Reserved Spaces and the Surface Lot Limited Reserved Spaces are hereinafter collectively referred to as the “Total Surface Parking Spaces”). Notwithstanding anything to the contrary, Landlord shall have the right, from time to time, upon at least thirty (30) days’ prior written notice to Tenant to relocate the Total Surface Parking Spaces to the Garage (as defined in the Lease). In addition to Tenant’s right to use the Total Surface Parking Spaces as provided in this Section 1, and notwithstanding anything to the contrary in the Lease, Tenant’s parking rights with respect to the Garage are limited to (x) four hundred seventy-seven (477) unreserved parking permits in the Garage, and (y) thirteen (13) reserved parking permits in the Garage (collectively, the “Garage Permits”), which Garage Permits may be utilized in accordance with the terms set forth in the Lease. Notwithstanding anything to the contrary in the Lease, Tenant shall not have any right to increase the number of Garage Permits (i.e., in excess of four hundred ninety (490)).
(b)    Parking Gates. Notwithstanding the foregoing, Tenant shall have the right to install gates (the “Parking Gates”) to control access to the Total Surface Parking Spaces in the locations shown on Exhibit A. The Parking Gates shall be installed in accordance with plans and specifications that have been approved in writing by Landlord. The parties acknowledge and agree that the Parking Gates shall be located within the Surface Lot Limited Reserved Spaces, and shall not utilize any additional space in the surface parking lot beyond the Surface Lot Limited Reserved Spaces. Accordingly, if Tenant installs the Parking Gates, Tenant understands that the number of Surface Lot Limited Reserved Spaces that will be available for parking vehicles will be fewer than twenty-seven (27). Tenant shall ensure that the Parking Gates are open from 6:00 p.m. to 8:00 a.m. Monday – Friday and at all times on weekends. Tenant shall ensure that Landlord has the ability to control the Parking Gates at all times and Landlord may open them when necessary. Tenant, at Tenant’s sole cost and expense, shall maintain and repair the Parking Gates in good operating condition. Further, if the Parking Gates are damaged for any reason, including damage due to emergency vehicles, Tenant shall be responsible for any required repairs or replacements. Tenant shall remove the Parking Gates upon the earlier to occur of (i) the expiration of the term of the Lease (or the earlier termination thereof), or (ii) the thirtieth (30th) day after Landlord notifies Tenant that Landlord is relocating Tenant’s Surface Parking in accordance with Section 1(a) above. If Landlord relocates Tenant’s Surface Parking in accordance with Section 1(a) above within the first thirty-six (36) months following the Effective Date (the period of time commencing with the Effective Date through the 1,080th day thereafter is hereinafter referred to as the “Early Relocation Period”), then Landlord will reimburse Tenant for up to Fifteen Thousand Dollars ($15,000.00) of the actual out-of-pocket costs incurred by Tenant in connection with the installation of the Parking Gates. Notwithstanding anything to the contrary, if Landlord relocates Tenant’s Surface Parking in accordance with Section 1(a) above during the term of the Lease at any time after the expiration of the Early Relocation Period, then Landlord will reimburse Tenant for up to Five Thousand Dollars ($5,000.00) of the actual out-of-pocket costs incurred by Tenant in connection with the installation of the Parking Gates.
(c)    Parking Fees. Notwithstanding anything to the contrary (except for the “Parking Abatement” as defined in the next sentence), (i) as of the Effective Date through December 31, 2020, Tenant shall pay a monthly parking rate for ten (10) of the Total Surface Parking Spaces equal to Seventy-Five Dollars ($75.00) per parking space, (ii) as of the Effective Date through

December 31, 2020, Tenant shall pay a monthly parking rate for the remaining thirty-two (32) Total Surface Parking Spaces (i.e., including any space(s) where the Parking Gates are installed) equal to Two Hundred Thirty and 00/100 Dollars ($230.00) per month per parking space, and (iii) as of January 1, 2021, Tenant shall pay a monthly parking rate for all of the Total Surface Parking Spaces (i.e., forty-two spaces) equal to Two Hundred Thirty and 00/100 Dollars ($230.00) per month per parking space. Despite the foregoing, as of the Effective Date through the expiration of the term of the Lease, provided Tenant is not in default under the Lease (as amended by this Amendment), Landlord shall abate the monthly parking fee for one (1) of the Total Surface Parking Spaces in the amount of Two Hundred Thirty and 00/100 Dollars ($230.00) per month. If Tenant fails to pay any charges for the Total Surface Parking Spaces within any applicable notice and cure period, then Landlord shall have the right to terminate Tenant’s Total Surface Parking Spaces with respect to those spaces for which Tenant has failed to pay within any applicable notice and cure periods, without legal process, and to remove Tenant, Tenant’s vehicles or those of its employees, licensees or invitees. For purposes of clarity, if Tenant fails to timely pay for its Total Surface Parking Spaces, such failure shall not permit Landlord to terminate Tenant’s parking rights otherwise set forth in the Lease or this Amendment for which Tenant is not required to pay a parking fee. Notwithstanding anything to the contrary, the last sentence of Section 5(b) of the Sixth Amendment is hereby deleted.
2.    Additional Storage Space.
(a)    The parties acknowledge and agree that the term of the Lease with respect to the Additional Storage Space (as defined in the Fourth Amendment) is scheduled to expire on September 30, 2019. Landlord and Tenant desire to extend the term of the Lease with respect to the Additional Storage Space for a period of twelve (12) months (the “Additional Storage Space Extension Term”), which Additional Storage Space Extension Term shall commence on October 1, 2019 and expire on September 30, 2020. During the Additional Storage Space Extension Term, Tenant shall pay Additional Storage Space Rent (as defined in the Fourth Amendment) in an amount equal to Sixteen Dollars ($16.00) multiplied by the total number of square feet of area in the Additional Storage Space. Notwithstanding anything in the Lease to the contrary, except as provided in Section 2(b) below, Tenant shall have no further right to extend the term of the Lease with respect to the Additional Storage Space.
(b)    Provided (i) that the Lease shall be in full force and effect; (ii) that Tenant is not in default under the Lease (as modified by this Amendment) beyond the expiration of any applicable notice and cure period, then, and only in such event, Tenant shall have the right, at Tenant’s sole option, to extend the term of the Lease with respect to the Additional Storage Space for one (1) additional period of twelve (12) months (the “Second Additional Storage Space Extension Term”). Such extension option shall be exercisable by Tenant giving written notice of the exercise of such extension option to Landlord no later than ninety (90) days prior to the expiration of the Additional Storage Space Extension Term; provided, however, in the event Tenant fails to exercise such option to extend during the aforesaid time period, such extension option shall become null and void and all rights with respect thereto shall automatically terminate and expire. The Second Additional Storage Space Extension Term shall be upon the terms, covenants and conditions as set forth in the Lease (as modified by this Amendment) with respect to the Additional Storage Space Extension Term, except that Additional Storage Space Rent shall be adjusted for the Second Additional Storage Space Extension Term to an amount equal to 102.5% of the Additional Storage Space Rent payable during the Additional Storage Space Extension Term.

3.    Brokers. Tenant represents and warrants to Landlord that Tenant has not dealt with any broker in connection with this Amendment, except for Avison Young (“Tenant’s Broker”). Tenant shall indemnify and hold Landlord harmless from and against any claims for brokerage or other commission by Tenant’s Broker and otherwise arising by reason of its breach of the aforesaid representation and warranty. Landlord represents and warrants to Tenant that Landlord has not dealt with any broker in connection with this Amendment. Landlord shall indemnify and hold Tenant harmless from and against any claims for brokerage or other commission arising by reason of its breach of the aforesaid representation and warranty.
4.    Definitions. Except where the context plainly requires otherwise, all capitalized terms that are not defined in this Amendment shall have the meanings ascribed to such terms in the Lease.
5.    Governing Documents. Except as expressly modified by this Amendment, the Lease shall remain unchanged and continue in full force in accordance with its terms. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern and control.
6.    Counterparts. This Amendment may be executed in (2) or more counterparts copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Amendment.
7.    Incorporation of Recitals. The recitals set forth above are incorporated in and made a part of this Amendment.

(SIGNATURES APPEAR ON THE FOLLOWING PAGE)
IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:
TMG TMC 3 L.L.C., a Delaware limited liability company

/s/ Sage Bree	By:	/s/ Gary E. Block
	Name:	Gary E. Block
	Title:	Chief Investment Officer

/s/ Sage Bree	By:	/s/ Bruce Lane
	Name:	Bruce Lane
	Title:	Executive Vice President

WITNESS/ATTEST:		TENANT:
ALARM.COM INCORPORATED, a Delaware corporation

/s/ Nicola Murphy	By:	/s/ Daniel Ramos
	Name:	Daniel Ramos
	Title:	Senior Vice President

EXHIBIT A
PARKING DIAGRAM